Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER made and entered into as of the 29th day of March, 2006 by and between LIFE EXCHANGE, INC., a Nevada corporation (the “Parent"), and LIFE EXCHANGE, INC., a Delaware cor-pora-tion (the “Subsidiary”).

Recitals:

A.    The Parent and the Subsidiary (individually sometimes called a "Constituent Corporation" and together some-times called the "Constituent Corporations") desire that the Subsidiary, a whol-ly owned subsidiary of the Parent, merge with and into the Parent.

B.    The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has an authorized capital stock of one hundred (100) shares of common stock, no par value per share, of which one hundred (100) shares are now issued and out-standing.

C.    The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has an authorized capital stock of 250,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share of which _________________ are now issued and out-standing.

D.    The respective Boards of Directors of each Constituent Corporation, each acting by unanimous written consent in lieu of a meeting, have approved and adopted this Agreement and Plan of Merger and deem it desirable that the Subsidiary be merged with and into the Parent in accordance with the Nevada Corporation Law and the Delaware General Corporation Law, respectively, as well as in accordance with the par-ties' respective corporate charters and Bylaws.

E.    The respective Boards of Directors of each Constituent Cor-poration desire that the merger provided for herein be a tax-free reorganization pursuant to Section 368(a) of the In-ternal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the mutual covenants, agree-ments and provisions hereinafter contained, the Constituent Cor-porations do hereby prescribe the terms and conditions of said merger and mode of carrying the same into effect as follows:

1.    The Parent hereby merges into itself the Subsidiary, and the Subsidiary is hereby merged into the Parent. The Parent shall be the surviving corpora-tion and the name of the surviving corporation shall be "Life Exchange, Inc."

2.    The Certificate of Incorporation of the Parent, as in effect on the date of the merger provided for in this Agreement and Plan of Merger, shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation. The surviving corporation shall be governed by the laws of the State of Nevada and shall have as its purpose the continuation of the business conducted heretofore by the Parent.

3.    The manner of converting the outstanding shares of the capi-tal stock of each of the Constituent Corporations into the shares or other securities of the surviving corporation shall be as follows:

(a)    Each share of the Subsidiary's capital stock that is is-sued and outstanding immediately prior to the date on which the merger of the Subsidiary into the Parent shall become effective shall, by virtue of the merger and without further action, cease to exist and all certificates representing such shares shall be cancelled.

(b)    Each share of the Subsidiary’s capital stock is-sued and outstanding and each share of the Subsidiary's capital stock held in the treasury of the Subsidiary on the date on which the merger of the Subsidiary into the Parent shall become effective shall, by virtue of the merger and without further action, cease to exist and shall be converted into one (1) share of the Parent's capital stock identi-cal with that share being exchanged.

(c)    After the effective date of the merger, each holder of an outstanding certificate representing shares of the Subsidiary’s capital stock shall surrender the same to the Parent and each holder shall be entitled upon such surrender to receive a new certificate or certificates for the number of shares of the Parent's capital stock to which such holder shall have become entitled on the basis provided herein. Until so surrendered, the outstanding shares of the capital stock of the Subsidiary to be converted into the capital stock of the Parent as provided herein shall be treated by the Parent for all corporate purposes as evidencing the ownership of shares of the Parent as though said sur-render and exchange had taken place.

4.    The terms and conditions of the merger are as follows:

(a)    The Bylaws of the Parent as they shall exist on the effective date of the merger shall be and remain the By-laws of the surviving corporation until the same shall be altered, amended or repealed as therein provided.

(b)    The directors and officers of the Parent as of the effective date of the merger shall be the directors and of-ficers of the surviving corporation and shall continue in of-fice until the shareholders of the Parent shall elect and qualify successor directors.

(c)    The merger shall become effective upon filing of Certificate of Merger -with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporate Law and -with the Secretary of State of the State of Nevada pur-suant to the Nevada Mergers, Conversions, Exchanges and Domestications Act.

(d)    Upon the effective date of the merger, all property, rights, privileges, franchises, patents, trademarks, licenses, registrations and other assets of every kind and description of the Subsidiary shall be transferred to, vested in and devolved upon the Parent without further act or deed and all property, rights and every other interest of the Parent and the Subsidiary shall be as effectively the property of the Parent as they were of the Parent and the Subsidiary, respectively. All rights of creditors of the Subsidiary shall be preserved unim-paired, and all debts, liabilities and duties of the Parent shall at-tach to the Subsidiary and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it. At any time, or from time to time, after the effective date of the merger, the last acting officers of the Subsidiary, or the cor-responding officers of the Parent, may, in the name of the Subsidiary, ex-ecute and deliver or cause to be ex-ecuted and delivered all such deeds and instruments and to take or cause to be taken such further or other action as the Parent may deem necessary or desirable in order to vest in the Parent title to and possession of any property of the Subsidiary acquired or to be acquired by reason of or as a result of the merger herein provided for and otherwise to carry out the intents and purposes hereof, and the proper of-ficers and directors of the Parent Company are fully authorized in the name of the Subsidiary or otherwise to take any and all such action.

(e)    The Parent hereby agrees that it may be served with process in the State of Nevada in any proceeding for the enforcement of any obligations of the Subsidiary and in any proceeding for the enforcement of the rights of a dissenting shareholder of the Subsidiary pursuant to the Delaware General Corporate Law.

5.    Anything herein or elsewhere to the contrary notwithstand-ing, this Agreement and Plan of Merger may be terminated and abandoned by the Boards of Directors of the Constituent Corpora-tions at any time prior to the date that the requisite Certificate of Merger are filed in the of-fices of the Secretary of State of Delaware and the Secretary of State of Nevada, provided that an amendment made sub-sequent to the ap-proval of this Agree-ment and Plan of Merger by the shareholders of either Constituent Corpora-tion shall not (1) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in ex-change for or on con-version of all or any of the shares of any class or series there-of of such Con-stituent Cor-poration, (2) alter or change any term of the Certificate of Incor-poration of the surviving corpora-tion to be effected by the merger or (3) alter or change any of the terms and conditions of this Agreement and Plan of Merger if such alteration or change would adversely af-fect the holders of any class or series thereof of such Con-stituent Corporation.

6.    This Agreement and Plan of Merger and the legal rela-tions between the parties hereto shall be governed by and construed in ac-cor-dance with the laws of the State of Nevada.

7.    Each of the Subsidiary and the Parent agrees to execute and deliver such other documents, certifi-cates, agree-ments and other writings and to take such other ac-tions as may be necessary or desirable in order to consummate or implement the transactions contemplated by this Agreement and Plan of Merger.

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IN WITNESS WHEREOF, the parties to this Agreement and Plan of Merger, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors, have caused this document to be executed by the President and at-tested to by the Vice President of each party hereto as the respec-tive act, deed and agreement of each of said corporations, as of the date first above written.

LIFE EXCHANGE, INC.

_________________________________	By: ________________________________________
Name: ______________________________________
Title: _______________________________________

LIFE EXCHANGE, INC.

_________________________________	By: ________________________________________
Name: ______________________________________
Title: _______________________________________

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